FORM 15
      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF
                           THE SECURITIES EXCHANGE ACT

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     Commission file number          33-35311

        Holiday Rambler Employees' Retirement Plan (Harley-Davidson, Inc.)
             (Exact name of registrant as specified in its charter)

        3700 West Juneau Avenue, Milwaukee, WI 53208      (414) 342-4680
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

             Plan interests and common stock issuable under the plan
            (Title of each class of securities covered by this Form)

                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

   Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)    [  ]     Rule 12h-3(b)(1)(i)    [X]
        Rule 12g-4(a)(1)(ii)   [  ]     Rule 12h-3(b)(1)(ii)   [  ]
        Rule 12g-4(a)(2)(i)    [  ]     Rule 12h-3(b)(2)(i)    [  ]
        Rule 12g-4(a)(2)(ii)   [  ]     Rule 12h-3(b)(2)(ii)   [  ]
                                        Rule 15d-6             [  ]

    Approximate number of holders of record as of the certification or notice
                                 date:   0

   Pursuant to the requirements of the Securities Exchange Act of 1934 Harley-Davidson Retirement Savings Plan for Milwaukee and Tomahawk Hourly Bargaining Unit Employees as successor has caused this certification/ notice to be signed on its behalf by the undersigned duly authorized person.

   Date:     June 10, 1998


   By:  /s/ James M. Brostowitz
        James M. Brostowitz
        Administrative Committee Member